Exhibit 99.1

Erie Family Life Insurance Company Sets Dividend Rate;
Announces Additional Nominees to Board of Directors

Erie, Pa. – February 24, 2006 — At its board meetings during the week of Feb. 20, 2006, the Board of Directors of the Erie Family Life Insurance Company (Bulletin Board: ERIF), voted to maintain the regular quarterly dividend paid to shareholders at $.22 per share. The dividend is payable April 3, 2006, to shareholders of record as of March 20, 2006, with a dividend ex-date of March 16, 2006.

In a separate action, the Board of Directors agreed to the expansion of the Board from 13 to 15 members and to the nomination of two additional directors, Thomas W. Palmer and Lucian L. Morrison. Mr. Palmer of Toledo, Ohio, is a managing partner of Marshall & Melhorn law firm. Mr. Morrison of Houston, Texas, is an independent trustee and consultant in trust, estate, probate and qualified plan matters. They will be added to the slate of nominees for directors announced by the Company in January 2006. The Board expansion will be effective at the Annual Meeting of Shareholders.

The full slate includes: Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof, Lucian L. Morrison, Thomas W. Palmer and Robert C. Wilburn.

Erie Family Life Insurance Company is a member company of the Erie Insurance Group that includes the Erie Indemnity Company, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Flagship City Insurance Company and Erie Insurance Property and Casualty Company. Erie Family Life is rated A (Excellent) by A. M. Best Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 23rd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.